CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 35 to Registration Statement No. 033-20309 on Form N-1A of our report dated February 25, 2011, relating to the financial statements and financial highlights of Lord Abbett Global Fund, Inc., including Lord Abbett Global Allocation Fund and Lord Abbett Emerging Markets Currency Fund (formerly Lord Abbett Developing Local Markets Fund) appearing in the Annual Report on Form N-CSR of Lord Abbett Global Fund, Inc. for the year ended December 31, 2010, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm”, “Financial Statements”, and “Fund Portfolio Information Recipients” in the Statement of Additional Information, which are part of such Registration Statement.

New York, New York

April 26, 2011